                                                        EXHIBIT 99


                                                  HUNTINGTON BANKS [LOGO]
NEWSRELEASE



FOR IMMEDIATE RELEASE                      For Further Information, Contact:
Submitted:  April 10, 1996                 Jacqueline Thurston (614) 480-3878


                         HUNTINGTON BANCSHARES REPORTS

                       EARNINGS FOR FIRST QUARTER OF 1996


         COLUMBUS, Ohio -- Huntington Bancshares Incorporated (NASDAQ: HBAN; http://www.huntington.com) today reported net income of $62.8 million, or $.47 per share, for the first quarter of 1996, compared with $54.9 million, or $.39 per share, for the same period one year ago, an increase in earnings per share of 20.5%. For the recent three months, Huntington's return on average equity was 16.02% and return on average assets was 1.26% .

         "We are pleased with the results of the first quarter of 1996," stated Frank Wobst, chairman and chief executive officer of Huntington Bancshares Incorporated. "Earnings were higher than what was reported a year ago and returns on average equity and average assets were also improved." In addition, Huntington completed the acquisition of Peoples Bank of Lakeland, Florida bringing total assets in Central and West Coast Florida to approximately $1.2 billion.

         Net interest income in the first quarter of 1996 was $184.7 million, up from $176.2 million in the comparable period of 1995. Average earning assets increased 10.2% over the first quarter of 1995, including growth in average loan balances of 5.6%. The net interest margin for the quarter just ended was 4.03%, 23 basis points less than the same quarter a year ago, but 5 basis points higher than the last quarter of 1995.


                                   -More-

         Non-interest income, excluding securities transactions, was $61.1 million for the first three months of 1996 compared with $57.8 million during the same period last year. The increase was fueled by improvement in several fee based products including retail investment sales, electronic banking fees and trust services.

         Non-interest expense in the first three months of 1996 was $143.5 million, comparable to what was reported in the first quarter of 1995. The beneficial impact of the lower FDIC assessment rates in the first quarter of 1996 versus 1995 was partially offset by higher commissions and certain personnel expenses related to pension and other employee benefits.

         Asset quality measures remain strong. Huntington's allowance for loan losses totaled $197.4 million at March 31, 1996, or 1.48% of total loans and covered 312.8% of non-performing loans; 225.0% of total non-performing assets when combined with the allowance for other real estate. Net charge-offs, as a percent of average total loans, were .34% in the first quarter of 1996.

         Huntington's average equity to average assets ratio stood at 7.89% for the recent quarter. The company's Tier I and total risk based capital ratios were 7.94% and 11.53%, respectively, at March 31, 1996, well above what is required to be considered "well capitalized".

         Huntington Bancshares is a regional bank holding company headquartered in Columbus, Ohio with assets in excess of $20 billion. The company's banking subsidiaries operate 335 offices in Ohio, Florida, Indiana, Kentucky, Michigan and West Virginia. Huntington's mortgage, trust, investment banking, and automobile finance subsidiaries manage 80 offices in the six states mentioned as well as Georgia, Illinois, Maryland, New Jersey, North Carolina, Pennsylvania, Texas and Virginia.



                                      ###

                       HUNTINGTON BANCSHARES INCORPORATED
                       COMPARATIVE SUMMARY (CONSOLIDATED)
              (in thousands of dollars, except per share amounts)

Consolidated Results                           Three Months Ended
    of Operations                                  March 31,         Change
- ------------------------------             -----------------------------------
                                               1996         1995         %
                                           ----------    ---------    ------
Interest Income                             $374,296      $342,397       9.3 %
Interest Expense                             189,578       166,188      14.1
                                           ---------     ---------
Net Interest Income                          184,718       176,209       4.8
Provision for Loan Losses                     11,823         4,608     156.6
Non-Interest Income                           68,162        57,887      17.8
Non-Interest Expense                         143,496       144,641      (0.8)
Provision for Income Taxes                    34,736        29,985      15.8
                                           ---------     ---------
Net Income                                   $62,825       $54,862      14.5 %
                                           =========     =========
PER COMMON SHARE AMOUNTS  (1)
  Net Income                                   $0.47         $0.39      20.5 %

  Cash Dividends Declared                      $0.20         $0.19       5.3 %

  Shareholders' Equity
    (period end)                              $11.30        $10.80       4.6 %

Average Shares
  Outstanding (000's)                        135,054       140,192


KEY RATIOS
Return On:
  Average Total Assets                          1.26 %        1.23 %
  Average Shareholders' Equity                 16.02 %       15.08 %
Efficiency Ratio                               58.24 %       61.90 %
Net Interest Margin                             4.03 %        4.26 %
Average Equity/Average Assets                   7.89 %        8.15 %
Tier I Risk-Based Capital Ratio
    (period end)                                7.94 %        9.58 %
Total Risk-Based Capital Ratio
    (period end)                               11.53 %       13.51 %
Tier I Leverage Ratio
    (period end)                                6.62 %        7.81 %


Consolidated Statement
  of Condition Data                                                   At March 31,                  Change
- ------------------------------                       -------------------------------------------------------
                                                           1996                     1995               %
                                                     ---------------            -----------        ---------
Total Loans                                           $ 13,369,308              $12,817,663          4.3 %
Total Deposits                                        $ 13,006,213              $12,188,579          6.7
Total Assets                                          $ 20,137,982              $18,420,534          9.3
Shareholders' Equity                                  $  1,502,510              $ 1,509,629         (0.5)

ASSET QUALITY
Non-performing loans                                  $     63,108              $    53,144
Total non-performing assets                           $     83,494              $    79,702
Allowance for loan losses/total loans                         1.48 %                   1.57 %
Allowance for loan losses/non-performing loans              312.76 %                 378.38 %
Allowance for loan losses and other real
     estate/non-performing assets                           225.01 %                 235.10 %

(1) Per common share amounts have been adjusted for the five percent stock dividend distributed July 31, 1995.